                               Fonix Corporation

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 24, 2004, Fonix Corporation ("Fonix") closed its acquisition of all of the capital stock of LTEL Holdings Corporation including its wholly owned subsidiaries, LecStar Telecom, Inc. and LecStar DataNet, Inc. (collectively

"LTEL") in exchange for negotiated consideration of $33,000,000, which consisted of Fonix issuing 7,036,802 shares of Class A common stock, 2,000 shares of 5%

Series H non-voting, nonconvertible preferred stock, $10,000 stated value per share, and a 5% $10,000,000 secured, six-year promissory note. In accordance with Statements of Financial Accounting Standards No. 141, Business

Combinations, the consideration given and the purchase price were recorded at the estimated fair value of the securities issued, or $12,800,000.

Interest on the promissory note is due quarterly at 5% per annum beginning April

15, 2004, then quarterly payments of interest and principal of $319,000 are due beginning April 15, 2005 through January 10, 2010 when the remaining balance is due. Additional principal payments are due in amounts equal to 33% of the aggregate proceeds received from Fonix's Fifth Equity Line, and any successor equity line from the same investor, in excess of $900,000 during any calendar month, over the term of the note, commencing in August 2004.

Dividends on the stated value of the outstanding Series H preferred stock are payable at the rate of 5% per annum as and when declared by the Board of

Directors. The annual dividend requirement is $1,000,000. If dividends are declared on Fonix's common stock, as a condition of that dividend, Fonix is required to pay 3% of the aggregate amount of such dividend to the Series H preferred holders. Dividends on the Series H preferred stock and interest on the promissory note are payable in cash or, at the option of Fonix, in shares of

Class A common stock.

On January 29, 2004, Fonix issued 3,250 shares of 8% Series I convertible preferred stock, $1,000 stated value per share, in an offering that also included the issuance of warrants to purchase 965,839 shares of Class A common stock exercisable at $0.50 per share through December 31, 2008 and the issuance of 2,414,596 shares of Class A common stock, for aggregate proceeds of

$3,250,000. Dividends are payable at the rate of 8% per annum of the stated

value of the shares outstanding in cash or shares of Class A common stock, at

Fonix's option.

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been prepared to present the effects of the acquisition of LTEL as though the acquisition had occurred and the 8% Series

I preferred stock had been issued on January 1, 2003. The unaudited pro forma financial information is illustrative of the effects of the acquisition and does not necessarily reflect the resulted of operations that would have resulted had the acquisition actually occurred on that date. In addition, the pro forma financial information is not necessarily indicative of the results that may be expected for the year ending December 31, 2004, or any other period.


                                Fonix Corporation

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2003




                                                                                          LTEL

                                                                                    Acquisition Pro

                                                                                         Forma               Pro Forma

                                                       Fonix            LTEL          Adjustments              Results

                                                 ------------------  -------------- -----------------     -----------------


Revenues                                         $      2,384,000    $  15,859,000  $              -      $    18,243,000

Cost of revenues:

   Impairment loss on capitalized software

     Technology                                          (822,000)               -                 -             (822,000)

   Other cost of revenues                                (207,000)      (7,461,000)                -           (7,668,000)

                                                 ------------------  -------------- -----------------     -----------------

     Gross profit                                       1,355,000        8,398,000                 -            9,753,000

                                                 ------------------  -------------- -----------------     -----------------

Operating expenses:

   Selling, general and administrative                  7,004,000        8,757,000                 -           15,761,000

   Amortization of intangibles                                  -           99,000         6,259,000  (B)       6,358,000

   Product development and research                     5,141,000                -                 -            5,141,000

   Impairment loss on intangible assets                   302,000                -                 -              302,000

                                                 ------------------  -------------- -----------------     -----------------

     Total operating expenses                          12,447,000        8,856,000         6,259,000           27,562,000

                                                 ------------------  -------------- -----------------     -----------------

Loss from operations                                  (11,092,000)        (458,000)       (6,259,000)         (17,234,000)

Interest income                                            43,000                -                 -               43,000

Interest expense                                       (1,973,000)      (1,025,000)       (1,038,000) (A)      (4,036,000)

Other expense                                            (161,000)               -                 -             (161,000)

                                                 ------------------  -------------- -----------------     -----------------

Loss from operations before equity

   in net loss of affiliate                           (13,183,000)      (1,483,000)       (7,297,000)         (21,963,000)

Equity in net loss of affiliate                          (360,000)               -                 -             (360,000)

                                                 ------------------  -------------- -----------------     -----------------

Net loss                                         $    (13,543,000)   $  (1,483,000) $     (7,297,000)     $   (22,323,000)

                                                 ==================  ============== =================     =================

Basic and diluted net loss per common share            $    (0.50)                                    (C)      $    (0.70)

                                                 =================                                        =================



  See the accompanying notes to unaudited pro forma financial information.


                                Fonix Corporation

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

A    To record  interest  expense on the carrying  amount of the 5%  $10,000,000 promissory note at the imputed interest rate of 25% per annum.

B    To adjust  depreciation  of property and equipment and  amortization of the intangible  assets over their estimated useful lives. Of the $18,500,000 of acquired  intangible  assets,  $1,110,000  was assigned to LecStar's  brand name,  which  has an  indefinite  life  and  therefore  is not  subject  to amortization,  $14,430,000  was  assigned to the local  telephone  exchange customer base, with a 2.9-year weighted-average useful life, and $2,960,000 was assigned to established marketing contracts and agreements with utility companies,  with a 1.8-year  estimated useful life. Total intangible assets

     subject  to   amortization   have  a   weighted-average   useful   life  of

     approximately  2.7 years.  Approximately  44% of the customer base includes residential customers with an estimated  weighted-average  customer life of

     2.3 years and 56% are business customers with an estimated weighted-average customer life of 3.3 years.

C    Historical  and pro forma basic and  diluted net loss per common  share for the year ended December 31, 2003 was computed as follows:




                                                                                  Fonix          Pro Forma

                                                                             ----------------- ----------------


         Loss from continuing operations                                       $ (13,543,000)   $ (22,323,000)

         5% Series H preferred stock dividends                                              -      (1,000,000)

         8% Series I preferred stock dividends                                              -        (260,000)(1)

                                                                             ----------------- ----------------

         Net loss attributable to common stockholders                          $ (13,543,000)   $ (23,583,000)

                                                                             ================= ================

         Basic and diluted weighted-average common shares outstanding

                                                                                  26,894,005       33,930,807

                                                                             ================= ================

         Basic and diluted net loss per common share                              $    (0.50)      $    (0.70)

                                                                             ================= ================



          1 Excludes $2,821,000 of nonrecurring Series I Preferred stock dividends recognized on January 29, 2004.

          The effects of the acquisition of LTEL and the issuance of the Series

          I preferred stock were increases to the pro forma basic and diluted net loss per common share for the year ended December 31, 2003 of

          $0.17 and $0.03 per share, respectively.


                   LTEL HOLDINGS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                     Years ended December 31, 2003 and 2002

CONTENTS

Report of Independent Auditors............................................F-2

Report of Independent Auditors............................................F-3

Consolidated Financial Statements

                                      F-1


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

LecStar Telcom, Inc. and LecStar Datanet, Inc.

We have audited the accompanying combined statements of operations,  accumulated deficit, and cash flows of LecStar Telecom,  Inc. and LecStar Datanet,  Inc. for

the period  from  January 1, 2002  through  December  5, 2002.  These  financial

statements   are  the   responsibility   of  the   Company's   management.   Our

responsibility  is to express an opinion on these financial  statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the combined  financial  statements  referred to above  present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2002 through December 5, 2002 in conformity with accounting principles generally accepted in the United States.

December 18, 2003

New York, New York

                                          Sherb & Co., LLP

                                          Certified Public Accountants

                                      F-2


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

LTEL Holdings Corporation

We have audited the  accompanying  consolidated  balance  sheet of LTEL Holdings

Corporation  and  subsidiaries  as of December 31, 2003 and 2002 and the related consolidated  statements of operations,  accumulated deficit, and cash flows for the year ended  December  31, 2003 and the period from  December 6, 2002 through

December 31, 2002.  These  financial  statements are the  responsibility  of the

Company's  management.  Our  responsibility  is to  express  an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly,  in all  material  respects,  the  financial  position of LTEL  Holdings

Corporation  and  subsidiaries at December 31, 2003 and 2002, and the results of their  operations  and their cash flows for the year ended December 31, 2003 and the period from December 6, 2002 through  December 31, 2002 in  conformity  with accounting principles generally accepted in the United States.

February 25, 2004

New York, New York

                                               Sherb & Co., LLP

                                               Certified Public Accountants

                                      F-3


                   LTEL HOLDINGS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS




                                                                      December 31,   December 31,

                                                                         2003           2002

                                                                       ----------     ----------

ASSETS

Current assets:


   Cash and cash equivalents                                           $  145,604     $   20,905

   Accounts receivable, net of allowance for doubtful accounts

     of $271,781 and $259,281 at 2003 and 2002, respectively            1,942,865      1,078,714

   Prepaid expenses and other current assets                               66,414         44,418

                                                                       ----------     ----------

Total current assets                                                    2,154,883      1,144,037

Long-term investments                                                     250,000        250,000

Property and equipment:

   Furniture and fixtures                                                 211,989        211,989

   Network equipment                                                      850,324        787,195

   Software                                                               131,210        117,419

   Leasehold improvements                                                  67,863         65,013

                                                                       ----------     ----------

                                                                        1,261,386      1,181,616

   Accumulated depreciation                                              (597,158)       (59,746)

                                                                       ----------     ----------

Net property and equipment                                                664,228      1,121,870

Restricted cash                                                            30,000         45,000

Deposits and other assets                                               1,017,133        705,280

                                                                       ----------     ----------

Total other assets                                                      1,047,133        750,280

Goodwill                                                                3,764,105      3,764,105

                                                                       ----------     ----------

Total assets                                                           $7,880,349     $7,030,292

                                                                       ==========     ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

   Accounts payable                                                    $4,709,470     $3,161,076

   Accrued expenses                                                     2,974,347      3,097,771

   Unearned revenue                                                       602,105        465,902

   Current portion of notes payable                                       346,721        783,156

                                                                       ----------     ----------

Total current liabilities                                               8,632,643      7,507,905

                                                                       ----------     ----------

Long-term portion of notes payable                                      8,036,102              -

                                                                       ----------     ----------

Stockholders' deficit:

   Preferred stock, series A, no par value:

     Authorized - 20 shares

     Issued and outstanding - 2.5 and 0 shares at December 31,

       2003 and December 31, 2002, respectively                                 -              -

   Preferred stock, series B, no par value:

     Authorized - 200 shares

     Issued and outstanding - 200 and 0 shares at December 31,

       2003 and December 31, 2002, respectively                                 -              -

   Common stock, class A, no par value:

     Authorized - 8,000 shares

     Issued and outstanding - 400 and 0 shares at December 31,

       2003 and December 31, 2002, respectively                                 -              -

   Common stock, class B, no par value:

     Authorized - 2,000 shares

     Issued and outstanding - 0 shares                                          -              -

   Additional paid-in capital                                             870,000              -

   Accumulated deficit                                                 (9,658,396)      (477,613)

                                                                       ----------     ----------

Total stockholders' deficit                                            (8,788,396)      (477,613)

                                                                       ----------     ----------

Total liabilities and stockholders' deficit                            $7,880,349     $7,030,292

                                                                       ==========     ==========



          See notes to consolidated and combined financial statements.

                                      F-4


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS




                                                                                              LECSTAR TELECOM

                                                                                                     AND

                                                                  LTEL HOLDINGS               LECSTAR DATANET

                                                         -------------------------------       ------------

                                                                            December 6,         January 1,

                                                          Year Ended          2002 to            2002 to

                                                          December 31,      December 31,        December 5,

                                                             2003               2002                2002

                                                         ------------       ------------       ------------


Revenues                                                 $ 15,858,764       $  1,119,895       $  9,361,676

                                                         ------------       ------------       ------------

Operating expenses:

   Cost of services                                         7,461,447            723,716          6,687,569

   Selling, general and administrative expenses             8,219,047            755,133          8,367,207

   Depreciation and amortization                              636,283             70,963          1,081,317

   Write-down of net property and equipment                         -                  -            205,960

                                                         ------------       ------------       ------------

Total operating expenses                                   16,316,777          1,549,812         16,342,053

Loss from operations                                         (458,013)          (429,917)        (6,980,377)

Other income (expense):

   Interest expense                                        (1,025,333)           (47,696)       (12,526,997)

                                                         ------------       ------------       ------------

Net loss                                                 $ (1,483,346)      $   (477,613)      $(19,507,374)

                                                         ============       =============      ============



          See notes to consolidated and combined financial statements.

                                      F-5


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

           CONSOLIDATED AND COMBINED STATEMENTS OF ACCUMULATED DEFICIT




                                                                                          LECSTAR TELECOM

                                                                                               AND

                                                                 LTEL HOLDINGS            LECSTAR DATANET

                                                    -------------------------------       ------------

                                                                        December 6,         January 1,

                                                     Year Ended           2002 to            2002 to

                                                     December 31,       December 31,       December 5,

                                                        2003                2002               2002

                                                    ------------       ------------       ------------


Beginning accumulated deficit                      $   (477,613)      $          -       $(47,588,545)

Net loss                                             (1,483,346)          (477,613)       (19,507,374)

Distributions                                        (7,500,000)                 -         (1,036,720)

Preferred stock dividends                              (197,437)                 -         (1,036,720)

                                                    ------------       ------------       ------------

Ending accumulated deficit                         $ (9,658,396)      $   (477,613)      $(68,132,639)

                                                    ============       ============       ============



          See notes to consolidated and combined financial statements.

                                      F-6


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS




                                                                                                 LECSTAR TELECOM

                                                                                                      AND

                                                                        LTEL HOLDINGS            LECSTAR DATANET

                                                                  ----------------------------   ---------------

                                                                 Twelve Months     December 6,      January 1,

                                                                     Ended           2002 to          2002 to

                                                                  December 31,     December 31,    December 5,

                                                                      2003             2002            2002

                                                                  -----------      -----------      -----------

OPERATING ACTIVITIES


Net loss                                                          $(1,483,345)    $   (477,613)    $(19,507,374)

Adjustments to reconcile net loss to net cash used

in operating activities:

   Depreciation and amortization                                      636,283           70,963        1,081,317

   Write-down of net property and equipment                                 -                -          205,960

   Stock option compensation                                                -                -          561,788

   Non-cash interest expense                                                -                -       11,778,975

   Marketing rights                                                  (152,001)         (12,668)         228,000

   Changes in operating assets and liabilities:

     Accounts receivable                                             (864,151)          95,105         (625,401)

     Deposits and other assets                                       (432,721)        (103,917)        (136,088)

     Accounts payable                                               1,548,394           95,712          798,022

     Accrued expenses                                                (165,038)         266,269          848,438

     Unearned revenue                                                 136,203          (72,119)         382,420

                                                                 ------------     ------------      -----------

Net cash used in operating activities                                (776,376)        (138,268)      (4,383,943)

INVESTING ACTIVITIES

Purchases of property and equipment                                   (79,769)               -          (18,276)

(Increase) decrease in restricted cash                                 15,000           70,000          (70,000)

                                                                  ------------    ------------      -----------

Net cash (used in) provided by investing activities                   (64,769)          70,000          (88,276)

FINANCING ACTIVITIES

Net proceeds from the issuance of stock                               230,000                -                -

Proceeds from borrowing                                               750,000                -                -

Payment of long-term debt                                             (14,156)            (674)               -

Payment of capital lease obligations                                        -                -          (36,705)

Elimination of net amounts owed to LecStar Corporation                      -                -        4,543,578

                                                                  ------------     ------------      -----------

Net cash provided by (used in) financing activities                   965,844             (674)       4,506,873

                                                                  ------------     ------------      -----------

Increase (decrease) in cash and cash equivalents                      124,699          (68,942)          34,654

Cash and cash equivalents at beginning of period                       20,905           89,847           55,193

                                                                  ------------     ------------      -----------

Cash and cash equivalents at end of period                       $    145,604     $     20,905      $    89,847

                                                                 ============      ============      ===========

NON-CASH INVESTING AND FINANCING ACTIIVITIES

Note and preferred stock issued in connection

  with acquisition                                               $  7,500,000     $          -     $          -

Conversion of notes payable to preferred stock                   $    640,000     $          -     $          -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for:

   Interest                                                      $    475,273     $     47,696     $    748,022



          See notes to consolidated and combined financial statements.

                                      F-7


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

1.         Description of Business and Significant Accounting Policies

     A.   Description Of Business - LecStar  Telecom,  Inc. and LecStar Datanet,

          Inc., (collectively "LecStar"),  formerly wholly owned subsidiaries of

          LecStar  Communications  Corporation,  are Competitive  Local Exchange

          Carriers  (CLEC) which market on a  region-wide  basis a full scope of advanced  telecommunication  services  that include  local access dial tone,  national and international long distance,  enhanced  subscriber

          services,   high-speed   data  and   Internet   services  and  network

          management.  LecStar  Communications  Corporation  was a wholly  owned subsidiary of LecStar Corporation.

          On December 6, 2002,  LecStar  Corporation and LecStar  Communications

          Corporation  entered into an Acceptance of Collateral  Agreement ("the

          Agreement") with McCormack Avenue, Ltd. ("McCormack"). Pursuant to the

          Agreement, LecStar Corporation and LecStar Communications Corporation,

          agreed to, among other things,  surrender to McCormack the  collateral securing  certain  indebtedness  for  borrowed  money  owed by LecStar

          Corporation  and  LecStar  Communications  Corporation  to  McCormack.

          McCormack  was the assignee and present  holder of various  promissory notes  evidencing  loans  made by  various  secured  third  parties to

          LecStar  Corporation  and  LecStar  Communications  Corporation.   The

          collateral  consisted  principally  of the  common  stock  of  LecStar

          Telecom,  Inc. and LecStar Datanet, Inc. The total of the indebtedness assigned to McCormack totaled $769,000 plus accrued interest.

          This  transaction  was considered an  acquisition of LecStar  Telecom,

          Inc.  and  LecStar  Datanet,  Inc.  and  other  assets  by  McCormack,

          effective  December 6, 2002,  and has been accounted for as a purchase of the net assets of LecStar Telecom,  Inc. and LecStar Datanet,  Inc.

          by  McCormack.  The assets  acquired and the  liabilities  assumed are included in the financial  statements of LTEL Holdings Corporation and subsidiaries at their estimated fair values.

          The excess of the $769,000  purchase  price over the fair value of the assets  acquired  and  liabilities  assumed of  ($2,995,105)  has been recorded as goodwill in the amount of $3,764,105.  The following table summarizes  the  estimated  fair  values of the  assets  acquired  and liabilities assumed at the date of acquisition.

          Fair value, as defined by generally accepted accounting principles, of assets acquired and liabilities assumed:

                         Cash                         $    89,847

                         Accounts receivable            1,364,957

                         Other assets                     809,513

                         Property and equipment         1,181,616

                         Goodwill                       3,764,105

                         Current liabilities           (6,378,538)

                         Other long-term liabilities      (62,500)

                                                       ----------

                         Net assets acquired          $   769,000

                                                       ==========

          Pro forma disclosures as required by SFAS 141, Business  Combinations,

          are not  included  as  there  would  not  have  been  any  changes  to historical information.

                                      F-8


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

          The statements of operations,  accumulated deficit, and cash flows for the period of January 1, 2002  through  December  5, 2002  reflect the combined results of operations and cash flows of LecStar Telecom, Inc.

          and LecStar  Datanet,  Inc. only. These financial  statements  include allocation of all of the expenses of LecStar Corporation.

          On  September  5, 2003,  McCormack  entered  into a  Contribution  and

          Assignment  Agreement  ("Contribution  Agreement")  with LTEL Holdings

          Corporation  ("LTEL" or the "Company").  Pursuant to the  Contribution

          Agreement,  McCormack  assigned and transferred to LTEL its rights and title to the  capital  stock of  LecStar  Telecom,  Inc.  and  LecStar

          Datanet,  Inc. for  consideration  of 200 shares of LTEL's Series B 3%

          convertible  Preferred  stock  and  a  secured  5%  debenture  in  the principal amount of $7,500,000.  As a result of this transaction,  the

          Company determined that the application of purchase accounting was not appropriate.  Therefore,  the  combined  assets  and  liabilities  are recorded at their historical basis. The corresponding Preferred shares and notes issued by LTEL have been recorded as a distribution.  Of the original indebtedness assigned to McCormack, $640,000 was converted to additional paid-in capital in 2003.

          The 5% Secured Debenture is due September 5, 2008.  Interest of 5% per

          annum is due on  September  5, 2008.  Prior to the  maturity  date the

          Company can redeem,  for cash,  all or any portion of the  outstanding principal.  To redeem any amount of the  debentures  the Company  must also pay all  accrued  and  unpaid  interest  existing  at the date of redemption.

          The Series B Preferred Stock accrue  dividends at an annual rate of 3%

          of the liquidation  preference  ($100,000 per share) which are payable annually on each  anniversary date in cash or shares of Class A common stock, as determined by the Company.

     B.   Use of Estimates - The  preparation  of the  financial  statements  in conformity with accounting principles generally accepted in the United

          States  requires  management to make  estimates and  assumptions  that

          affect  the  amounts   reported  in  the  financial   statements   and

          accompanying notes. Actual results could differ from those estimates.

     C.   Revenue  Recognition - The Company's revenues are derived  principally

          from  monthly   service   fees  to   customers   for  usage  of  their

          telecommunications services. The service fees are charged to customers at a fixed  rate per  month.  Service  fees are  billed  one  month in advance but recognized when earned, in the period in which the service is provided.

     D.   Cash and Cash  Equivalents  - The Company  considers all highly liquid investments  with an original  maturity of three  months or less to be cash  equivalents.  The Company's  cash and cash  equivalents  consist primarily of an operating checking account and certificate of deposit.

          The carrying  amount reported in the balance sheet  approximates  fair value.

     E.   Long-term Investments - Long-term Investments are carried at the lower of cost or market.

     F.   Restricted Cash - At December 31, 2003 and 2002 respectively,  $30,000 and $45,000 of cash was pledged as collateral on an outstanding letter of credit  related to a  guarantee  required in  conjunction  with the

          Company's   telephone  equipment  operating  lease.  The  amounts  are classified as restricted cash on the balance sheet.

                                      F-9


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

     G.   Property  and  Equipment - Property  and  equipment is stated at cost.

          Depreciation  is  computed  on a  straight-line  basis  for  financial

          reporting   purposes  over  the  following   estimated  useful  lives.

          Depreciation  expense  includes  depreciation of assets recorded under capital leases.

                  Furniture                                   7 years

                  Leasehold improvements                      Term of lease

                  Network equipment and software              3-5 years

     H.   Goodwill - Goodwill,  representing the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, is stated at cost. The Company adopted SFAS 142 on January 1, 2002, which had no  material  effect on its  financial  statements.  On a periodic basis  the  Company  reviews  for  indications  of  impairment.  At of

          December  31,  2003  and  2002,  the  Company  had  not  observed  any indicators of impairment.

     I.   Impairment  of Long  Lived  Assets - The  Company  reviews  long-lived

          assets  to  assess   recoverability   from  future   operations  using

          undiscounted  cash flows.  When necessary,  charges for impairments of long-lived  assets are  recorded  for the amount by which the  present value of future cash flows exceeds the carrying value of these assets.

          The  Company  believes  that the balance of  long-lived  assets in the accompanying consolidated balance sheet is appropriately valued.

     J.   Stock  Based  Compensation  -  In  connection  with  debt  and  equity transactions by LecStar Corporation during the year ended December 31,

          2002, LecStar Corporation  recognized $11,778,975 of non-cash interest

          expense  and  $714,984  of  non-cash   compensation   expense,   which

          represented  the fair  value of  LecStar  Corporation's  common  stock issued for debt and services rendered.

     K.   Fair  Value  of  Financial   Instruments  -  The  Company's  financial

          instruments consist of cash and cash equivalents, accounts receivable,

          accounts payable,  accrued  expenses,  notes payable and capital lease obligations.  As of December 31, 2003 and December 31, 2002,  the fair value of these  instruments  approximated  their  financial  statement carrying amount.

     L.   Accrued  Expenses  - Accrued  expenses  include  accruals  for  unpaid

          Federal  excise,  state and local sales  taxes,  and other  regulatory fees.

     M.   Income Taxes - The Company  accounts  for income  taxes in  accordance with Statement of Financial  Accounting  Standards No. 109, Accounting

          for  Income  Taxes  ("SFAS  109"),  which  provides  for an asset  and liability  approach to accounting for income taxes. Under this method,

          deferred  tax  assets  and  liabilities  are  recorded  for future tax effects of temporary  differences  between the financial reporting and tax basis of assets and  liabilities,  and are measured  using current tax  rates  and  laws  that  are  expected  to be in  effect  when the underlying  assets or liabilities  are  anticipated to be recovered or settled.

     N.   Principles  of  Consolidation   and  Combination  -  The  consolidated

          financial  statements  include  the  accounts  of the  Company and its wholly owned subsidiaries.  The combined financial  statements include the accounts of LecStar Telecom,  Inc. and LecStar  Datanet,  Inc. All

          significant  intercompany  balances and transactions are eliminated in consolidation.

                                      F-10


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

     O.   Financial  Condition  - As of  December  31,  2003,  the Company had a

          working  capital  deficiency  of  approximately   $6,478,000,   and  a

          stockholders'  deficit of  approximately  $8,788,000.  The  Company is continuing to pursue additional  equity and debt financing.  There are no assurances that the Company will receive the additional  equity and debt financing. The accompanying  consolidated financial statements do not  include  any  adjustments  that might  result from the outcome of these uncertainties.

2.   Significant Transactions

          On February 28,  2003,  LecStar  Telecom,  Inc.  established  an asset securitization  facility  which  provided the Company  with  $750,000.

          Assets  securitized  under this facility  consist of executory  future cash flows  from  LecStar  Telecom,  Inc.  customers  in the states of

          Georgia, Tennessee,  Florida, and Louisiana. LecStar Telecom, Inc. has

          pledged  both its  interest in the  securitization  facility,  LecStar

          Telecom Ventures LLC, and customer accounts receivable to the lender.

          LecStar  Telecom,  Inc. has recorded the $750,000 as a note payable in its consolidated financial statements. The note bears an interest rate of  6.5%  and is due on  February  27,  2007  with  36  equal  monthly installments beginning on March 6, 2004.

3.         Long-Term Debt

           Long-term debt consists of the following:




                                                         December 31,     December 31,

                                                             2003             2002

                                                          ----------       ----------


           Note payable secured by all of the

           assets and outstanding stock of the

           operating subsidiaries, bearing an

           interest rate of 5% per annum, and

           maturing in 2008                              $ 7,500,000       $        -

           Note payable related to asset

           securitization facility, bearing

           an interest rate of 6.5% per annum                750,000                -

           Unsecured demand notes to officers,

           directors and investors bearing an

           interest rate of 12% (a)                          132,823          769,000

           Obligation under capital lease for

           equipment                                               -           14,156

                                                          ----------       ----------

                                                           8,382,823          783,156

           Less: current portion of long-term debt          (346,721)         (783,156)

                                                          ----------       ----------

       Total long-term debt                              $ 8,036,102       $        -

                                                          ==========       ==========



          (a) As part of the Contribution  Agreement,  $640,000 of notes payable has been converted to additional paid-in capital.

                                      F-11


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

          Scheduled  maturities of long-term debt as of December 31, 2003 are as follows:

2004       $  346,721

2005       $  248,305

2006       $  264,935

2007       $   22,862

2008       $7,500,000

4.         Stockholders' Deficit

          Authorized Shares

          The  total  number  of shares  of  stock,  which  the  corporation  is authorized to issue is 11,000. This consist of 8,000 shares of Class A common stock,  no par value per share,  2,000 shares of Class B common stock, no par value per share and 1,000 shares of preferred  stock, no par value per share.

          Class A common is  entitled to one vote per share while Class B common is entitled to ten votes per share.

          Series A Preferred  Stock: The Company has designated 20 shares out of a total of 1,000 authorized shares of its no par value preferred stock as Series A Convertible  Preferred Stock ("Series A Preferred Stock").

          Dividends of the Series A Preferred  Stock are  cumulative and payable annually on each  anniversary  of the date of issuance at a rate of 3%

          per  annum  on the sum of the  liquidation  preference  ($100,000  per share).  Dividends  may be paid in cash or  shares  of  Class A common stock,  at the option of the Company.  The Series A Preferred Stock is convertible  at the  option  of  the  holder  into  16  shares  of the

          Company's Class A common stock for each share of designated  preferred stock.  The  Series A  Preferred  Stock  may also be  redeemed  by the

          Company upon 10 days  written  notice at 110% of the  preferred  stock stated  value  ($100,000).  The  Company  has  the  option  to pay the redemption  in either cash or common stock.  During 2003,  the Company issued  2.5  shares  of Series A  Preferred  Stock  and  received  net proceeds of $230,000.  At December  31,  2003,  2.5 shares of Series A

          Preferred  Stock are outstanding  which have an aggregate  liquidation value of $250,000 and related accrued dividends of $2437.

          Series B Preferred Stock: The Company has designated 200 shares out of a total of 1,000 authorized shares of its no par value preferred stock as Series B Convertible  Preferred Stock ("Series B Preferred Stock").

          Dividends of the Series B Preferred  Stock are  cumulative and payable annually on each  anniversary  of the date of issuance at a rate of 3%

          per  annum  on the sum of the  liquidation  preference  ($100,000  per share).  Dividends  may be paid in cash or  shares  of  Class A common stock,  at the option of the Company.  The Series B Preferred Stock is convertible at the option of the holder into 6 shares of the Company's

          Class A common stock for each share of designated  preferred stock and

          4 shares  of the  Company's  Class B common  stock  for each  share of designated preferred stock. At December 31, 2003, 200 shares of Series

          B Preferred Stock are outstanding which have an aggregate  liquidation value of $20,000,000, and related accrued dividends of $195,000.

                                      F-12


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

5.         Income Taxes

          At  December   31,   2003,   the  Company  had  net   operating   loss

          carry-forwards  for  federal  income  tax  purposes  of  approximately

          $8,574,000, which begin to expire in 2022. The Company's net operating loss  carry-forwards  are  subject  to certain  limitations  on annual utilization due to changes in ownership of the Company,  as defined in

          Section 382 of the Internal  Revenue  Code.  These  limitations  could

          significantly   reduce   the   amount  of  the  net   operating   loss

          carry-forwards available to the Company in the future.

          A  reconciliation  of the provision for income taxes  (benefit) to the

          Federal statutory rate of 34% is as follows:




                                                December 31,    December 31,    December 5,

                                                    2003            2002            2002

                                                -----------     -----------     -----------


           Tax (benefit) at statutory rate      $  (504,000)    $  (162,000)    $ (6,633,000)

           State taxes (net of Federal benefit)      (6,000)        (19,000)        (780,000)

           Permanent differences                          0               0        4,900,000

           Valuation allowance                      510,000         181,000        2,513,000

                                                -----------     -----------      -----------

                                                $         -     $         -     $          -

                                                ===========     ===========      ===========



          Permanent,  non  deductible  expenses of  $4,900,000 as of December 5,

          2002 represents non-cash interest and non-cash compensation expense.

          Deferred  income  taxes  reflect  the net  tax  effects  of  temporary differences between the carrying amounts of assets and liabilities for financial  reporting  purposes  and the  amounts  used for  income tax purposes.  Significant components of the Company's deferred tax assets at December 31, 2003 are as follows:

           Net operating loss              $ 3,198,000

           Valuation allowance              (3,198,000)

                                            ----------

           Net deferred tax assets         $         -

                                            ==========

          For financial reporting purposes, the Company has recorded a valuation allowance  against  deferred tax assets as management  has  determined that it is not more likely than not that the  deferred  tax assets for which the allowance has been established will materialize.

                                      F-13


                 LTEL HOLDINGS CORPORATION AND SUBSIDIARIES AND

                 LECSTAR TELECOM, INC. AND LECSTAR DATANET, INC.

       NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

                                DECEMBER 31, 2003

6.         Commitments and Contingencies

     A.   Lease Commitments

          Total rent expense for all operating  leases was $382,240 and $410,346 during  the years  ended  December  31,  2003 and 2002,  respectively.

          Future  minimum  lease  payments  under the  non-cancelable  operating leases as of December 31, 2003,  with initial  lease terms of at least one year at the time of inception, are as follows:

                       2004                                    387,184

                       2005                                    118,812

                       2006                                     59,363

                       2007                                     56,093

                       Thereafter                               29,928

                                                            ----------

                       Total                                $  651,380

                                                            ==========

     B.   Legal Matters

          Other than the claim described  below,  the Company is not currently a party to any legal  proceeding  other than various claims and lawsuits arising in the normal course of business. The Company does not believe that these lawsuits  would  individually  or in the aggregate,  have a material  adverse  effect  on our  business,  financial  condition  or results of operations. Furthermore, the Company believes that adequate coverage of these  claims has been  recorded  in  accounts  payable or accrued liabilities.

          In connection with a $1,000,000  judgment  rendered  against an entity named  LecStar/Corzon,  Inc.  in favor of a former  officer of LecStar

          Communications  Corporation,  the former  officer  has filed an action seeking attachment of the assets of LecStar Telecom,  Inc. and LecStar

          Datanet,  Inc. The Company has moved to vigorously  defend this claim.

          The likelihood of an  unfavorable  outcome or estimate of any possible loss cannot be determined at this time.

7.         Subsequent Events

          On November 24, 2003, LTEL signed a non-binding term sheet relating to the  anticipated  acquisition  of all of the capital  stock of LTEL by

          Fonix Corporation ("Fonix"). The significant terms of this acquisition were that Fonix would acquire LTEL for $33 million in secured debt and preferred and common stock;  McCormack would convert its $7,500,000 of secured debt to LTEL Series B Preferred  stock; the Series A Preferred stockholder  would convert its stock to Series B Preferred  stock, and

          LTEL would obtain the necessary stockholder and regulatory approvals.

          On February 25, 2004, Fonix Corporation conjugated this transaction whereby LTEL became a wholly owned subsidiary of Fonix.